Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CECO Environmental Corp.

Cincinnati, Ohio

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Amendment No. 3 to Registration Statement on Form S-4 of our reports dated March 17, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CECO Environmental Corp., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

July 29, 2015